Exhibit 10.5
AUTOZONE, INC.
2011 DIRECTOR COMPENSATION PROGRAM
(Effective January 1, 2011)
ARTICLE 1.
PURPOSE
The purpose of this document is to set forth the general terms and conditions applicable to the AutoZone, Inc. 2011 Director Compensation Program (the “Program”) established by the Board of Directors of AutoZone Inc. (the “Company”) pursuant to the Company’s 2011 Equity Incentive Award Plan (the “Plan”). The Program is intended to carry out the purposes of the Plan and provide a means to reinforce objectives for sustained long-term performance and value creation by awarding each Non-Employee Director of the Company with stock awards, subject to the restrictions and other provisions of the Program and the Plan. The Program shall be effective as of January 1, 2011 (the “Effective Date”).
ARTICLE 2.
DEFINITIONS
2.1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Plan.
2.3 “Award” shall mean a Restricted Stock Unit granted to a Non-Employee Director pursuant to the Program.
2.4 “Restricted Stock Units” shall mean Restricted Stock Units granted under Section 9.4 of the Plan, and as defined under Section 2.44 of the Plan.
ARTICLE 3.
RESTRICTED STOCK UNITS
3.1 Quarterly Grants. On each of January 1, April 1, July 1 and October 1 following the Effective Date (each, a “Retainer Date”), the following individuals shall be granted, without further action by the Company, the Board, or the Company’s stockholders, Restricted Stock Units to acquire a number of shares of Common Stock (rounded down to the nearest tenth (1/10th) of a share) equal to the quotient obtained by dividing:
(a) with respect to each person who is a Non-Employee Director on a Retainer Date, (x) $50,000, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places) (the “Quarterly Retainer”); plus
(b) with respect to the Lead Director on a Retainer Date, (x) $5,000, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places); plus

(c) with respect to the Audit Committee Chairman on a Retainer Date, (x) $5,000, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places); plus
(d) with respect to the Compensation Committee Chairman on a Retainer Date, (x) $1,250, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places); plus
(e) with respect to the Nominating/Corporate Governance Committee Chairman on a Retainer Date, (x) $1,250, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places); plus
(f) with respect to each Audit Committee member on the Retainer Date who is not the Audit Committee Chairman, (x) $1,250, by (y) the closing market price of a share of Common Stock on the Retainer Date (rounded to two (2) decimal places) (each of (a) — (f), a “Retainer”).
Notwithstanding the foregoing, each Non-Employee Director elected to the Board and/or assuming a position described in subsections (b) through (f) above after the Effective Date shall receive, on the date of election to the Board and pro rated based on the number of days remaining in the calendar quarter in which the date of Board election or assumption of position, as applicable, occurs: (i) the Quarterly Retainer and/or (ii) any Retainer described in subsections (b) through (f) above, as applicable. Should the Retainer Date set forth in this Section 3.1 be a Saturday, Sunday or legal holiday, such grant shall be made on the next business day.
3.2 Terms of Restricted Stock Units.
(a) Each Restricted Stock Unit granted pursuant to this Program shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units need not be identical, but each Restricted Stock Unit shall include (through incorporation of provisions hereof by reference in the Restricted Stock Unit agreement or otherwise) the substance of each of the following provisions as set forth this Section 3.2 and Section 9.4 of the Plan.
(b) Each grant of Restricted Stock Units made to a Non-Employee Director shall be fully vested on the date of grant.

(c) A Non-Employee Director’s Restricted Stock Units shall be paid by the Company in shares of Common Stock (on a one-to-one basis) on, or as soon as practicable after, the date on which such Non-Employee Director ceases to be a Director for any reason, provided such Non-Employee Director incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)), (such date, the “Payment Date”) but in any event by the fifteenth (15th) day of the third (3rd) month following the end of the tax year in which such date of termination occurs, unless the Non-Employee Director has irrevocably elected in writing by December 31 of the year preceding the grant of such Restricted Stock Units to defer the payment of such Restricted Stock Units, and any dividends paid thereon, to another date under one of the following options, which payment form or forms shall be specified at the time of the deferral election (the “Deferred Payment Date”):
(1) a single lump-sum payable upon the fifth (5th) anniversary of the Payment Date; or
(2) a single lump-sum payable upon the tenth (10th) anniversary of the Payment Date; or
(3) two (2) equal installments, one of which shall be payable upon the fifth (5th) anniversary of the Payment Date and the other of which shall be payable upon after the tenth anniversary (10th) of the Payment Date.
Shares of Common Stock issued in respect of a Restricted Stock Unit shall be deemed to be issued in consideration for past services actually rendered to the Company or for its benefit, by the Non-Employee Director, which the Committee deems to have a value not less than the par value of a share of Common Stock.
3.3 Dividend Equivalents. If a Non-Employee Director has elected to defer payment of his or her vested Restricted Stock Units as provided in Section 3.2(c) above and the Company pays any dividends with respect to the Common Stock at any time during the period between the Payment Date and the Deferred Payment Date, the holder of such vested Restricted Stock Units shall be credited, as of the dividend payment date, with dividend equivalents equal to the amount of the dividends which would have been payable to such holder if the holder held a number of shares of Common Stock equal to the number of vested Restricted Stock Units so deferred. Such dividend equivalents shall be deemed reinvested in the Common Stock on the dividend payment date and shall be paid by the Company in shares of Common Stock on the Deferred Payment Date. Such dividend equivalents shall constitute Dividend Equivalents under Section 9.1 of the Plan.
ARTICLE 4.
MISCELLANEOUS
4.1 Administration of the Program. The Program shall be administered by the Committee.
4.2 Application of Plan. The Program is subject to all the provisions of the Plan, including Section 13.2 thereof (relating to adjustments upon changes in the Common Stock), and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

4.3 Amendment and Termination. Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend the Program; provided, however, that, without the prior consent of the Non-Employee Directors affected, no such action may adversely affect any rights or obligations with respect to any Awards theretofore earned but unpaid, whether or not the amounts of such Awards have been computed and whether or not such Awards are then payable. Any amendment of this Program may, in the sole discretion of the Committee, be accomplished in a manner calculated to cause such amendment not to constitute an “extension,” “renewal” or “modification” (each within the meaning of Code Section 409A) of any Restricted Stock Units that would cause such Restricted Stock Units to be considered “nonqualified deferred compensation” (within the meaning of Code Section 409A).
4.4 No Contract for Service. Nothing contained in the Program or in any document related to the Program or to any Award shall confer upon any Non-Employee Director any right to continue as a Director or in the service of the Company or an Affiliate or constitute any contract or agreement of service for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the service of such person, with or without Cause.
4.5 Nontransferability Retainer Date.
(a) No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Non-Employee Director or beneficiary; provided, however, that, nothing in this Section 4.5 shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution, (iii) pursuant to a DRO.
(b) The transfer to a Permitted Transferee of an Award pursuant to a DRO shall not be treated as having caused a new grant. If an Award is so transferred, the Permitted Transferee generally has the same rights as the Non-Employee Director under the terms of the Program; provided however, that (i) the Award shall be subject to the same terms and conditions, including the vesting terms, option termination provisions and exercise period, as if the Award were still held by the Non-Employee Director, and (ii) such Permitted Transferee may not transfer an Award. In the event of the Administrator’s receipt of a DRO or other notice of adverse claim by a Permitted Transferee of a Non-Employee Director of an Award, transfer of the proceeds of the exercise of such Award, whether in the form of cash, stock or other property, may be suspended. Such proceeds shall thereafter be transferred pursuant to the terms of a DRO or other agreement between the Non-Employee Director and Permitted Transferee. A Non-Employee Director’s ability to exercise an Award may be barred if the Administrator receives a court order directing the Administrator not to permit exercise.
4.6 Nature of Program. No Non-Employee Director, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Non-Employee Director, beneficiary or other person. To the extent that a Non-Employee Director, beneficiary or other person acquires a right to receive payment with respect to an award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in this Program shall be deemed to give any person any right to participate in this Program except in accordance herewith.

4.7 Governing Law. This Program shall be construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.
4.8 Code Section 409A. To the extent that this Program constitutes a “non-qualified deferred compensation plan” within the meaning of with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, this Program shall be interpreted and operated in accordance with Code Section 409A. Notwithstanding any provision of this Program to the contrary, in the event that following the grant of any Restricted Stock Units, the Committee determines that any Award does or may violate any of the requirements of Code Section 409A, the Committee may adopt such amendments to the Program and any affected Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Program and any such Award from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Committee to adopt any such amendment, policy or procedure or take any such other action.